Exhibit 10.1

November 24, 2021

[Name]

[Email]

Re:	Incentive Grants

Dear [First Name]:

This letter is intended to update you on our plans for your Bakkt Holdings, Inc. incentive equity awards and obtain your agreement to changes in the terms communicated in your employment agreement, as highlighted below.

The Compensation Committee of the Board of Directors of Bakkt Holdings, Inc. has approved the grant of the following awards to you under the 2021 Omnibus Incentive Plan, promptly following and subject to the effectiveness of a registration statement on Form S-8 to be filed with the Securities and Exchange Commission:

•	As provided by your employment agreement, a grant of [amount] restricted stock units (the “Go-Forward Award”) will be awarded as follows:

•	fifty percent (50%) of the Go-Forward Award will be in the form of time-based vesting restricted stock units (the “Initial RSUs”); and

•	the remaining fifty percent (50%) of the Go-Forward Award will be in the form of performance-based restricted stock units (the “Initial PRSUs”).

The Initial RSUs will vest, subject to your continued employment with Bakkt, in three equal annual installments on the first three anniversaries of the Grant Date. Note that this is a change from your employment agreement, which provided that the Initial RSUs would vest in three installments on the first three anniversaries of the closing date of Bakkt’s deSPAC transaction (the “Closing Date”).

The Initial PRSUs will vest, subject to your continued employment with Bakkt, on the third anniversary of the Grant Date to the extent the applicable performance conditions have been satisfied. Bakkt intends to define the performance conditions before the grant date. Note that this is a change from your employment agreement, which provided that the performance conditions would be such performance conditions shall be established prior to the Closing Date.

•

In addition to the Go-Forward Award, and in recognition of your contributions to Bakkt during 2021, a grant of [number] restricted stock units (RSUs) (the “Merger Incentive Award”) will be awarded. Subject to your continued employment with Bakkt, the Merger Incentive Award will vest in full on May 15, 2022.

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As stated above, both the Merger Incentive Award and the Go-Forward Award cannot be made until, and are contingent upon, the effectiveness of a Form S-8 covering the Plan, which we anticipate filing in late December 2021. The awards are also contingent on your continued employment with Bakkt as of the grant date.

Please evidence your agreement to the foregoing by signing in the space provided below. We appreciate your contributions to Bakkt!

Very truly yours,

Accepted and agreed:

By:
Name:
Date:

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